UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2024

Trio Petroleum Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-41643	87-1968201
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5401 Business Park, Suite 115

Bakersfield, CA 93309

(661) 324-3911

(Address and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Frank C. Ingriselli as the Company’s Chief Executive Officer

On June 17, 2024, Frank C. Ingriselli delivered to the Board of Directors (“Board”) of Trio Petroleum Corp. (the “Company”) a notice of his resignation as a director and as Vice Chairman of the Board, effective immediately.

Mr. Ingriselli’s decision to resign was not as a result of a disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.

Reappointment of Stan Eschner as Vice Chairman of the Board

Effective as of June 17, 2024, and as a result of Mr. Ingriselli’s resignation as Vice Chairman of the Board, Stan Eschner stepped down from his position as Chairman of the Board and the Board appointed him as Vice Chairman of the Board to replace Mr. Ingriselli in that position.

Appointment of Robin Ross as a Director and Chairman of the Board

Effective as of June 17, 2024, the Board appointed Robin Ross, a former director of the Company, as a Director and the Chairman of the Board to replace Mr. Eschner in that position. On June 19, 2024, the Company’s Compensation Committee executed an offer letter (“Offer Letter”), a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K (“Form 8-K”) with Mr. Ross, pursuant to which the Company has agreed to award Mr. Ross 1,000,000 restricted stock units (“RSUs”) under the Company’s 2022 Equity Incentive Plan (the “2022 Plan”). As there are only 455,000 shares remaining for issuance under the 2022 Plan, 450,000 RSUs were awarded immediately and the remaining 550,000 RSUs will be awarded to Mr. Ross, if and when, the number of shares available under the 2022 Plan have been increased, with shareholder approval, and there are a sufficient number of shares available for such additional award of RSUs. RSUs vest, with respect to 25% of the RSUs within six months after the date of issuance and the remaining RSUs will vest in equal amounts quarterly thereafter. The Offer Letter also provides for Mr. Ross to receive the same compensation payable to all other independent directors of the Company, to be reimbursed for reasonable expenses in connection with the performance of his duties as Chairman of the Board and to be covered under the Company’s Directors and Officers Liability Insurance Policy.

Mr. Ross previously served as a director of the Company from August 2021 until May 2023, and was a co-founder of the Company in July 2021. Since November 2023, Mr. Ross has served as the Chairman and CEO of Drillwaste Solutions Corp., a Canadian private company. Since October 2019, Mr. Ross has served as the founder of Gold’n Futures Mineral Corp. (CSE: FUTR), a junior resource company. Since 2007, Mr. Ross has served as the president of Vanross Enterprises Inc., a Canadian investment company From 2008 until the sale of the company in August 2010, Mr. Ross served as a Co-Founder of Canada Potash Corporation, a Canadian resource company with access to over 1.7 million acres, or just over 15%, of the 11 million acres in the Williston Basin in South Central Saskatchewan, Canada. Mr. Ross previously held management positions at Canadian investment dealers for over 18 years. From 1999 until 2001, Mr. Ross served as Branch Manager and Director of Sales at Yorkton Securities, a Canadian biotechnology and investment dealer. From 1987 until 1999, Mr. Ross served as Branch Manager at Midland Walwyn Inc., a Canadian investment dealer.

2

Mr. Ross has no family relationships with any of the Company’s directors or executive officers, and he is not a party to, and does not have any direct or indirect material interest in, any transaction requiring disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Ross and any other persons pursuant to which he was selected as a director.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events

On June 20, 2024, the Company issued a press release announcing, among other things, Mr. Ingriselli’s resignation as a director and Vice Chairman of the Board, the reappointment of Mr. Eschner as Vice Chairman of the Board and the appointment of Mr. Ross as a director and Chairman of the Board. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Exhibit
10.1	Offer Letter to Robin Ross, dated June 19, 2024.
99.1	Trio Petroleum Press Release, dated June 20, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trio Petroleum Corp.

Date: June 21, 2024	By:	/s/ Michael L. Peterson
	Name:	Michael L. Peterson
	Title:	Chief Executive Officer

4